EXHIBIT 99.1




                                  NEWS RELEASE


                                       Company Contacts:
                                       Investors:                 Frank Hopkins
                                       Media and Public Affairs:  Susan Spratlen
                                                                  (972) 444-9001


                  Pioneer Announces Retirement of Board Member

Dallas, Texas, May 4, 2006 -- Pioneer Natural Resources Company (NYSE:PXD) announced that Jerry P. Jones has retired from its board of directors, having reached the Company's mandatory retirement age for board members. Mr. Jones joined the board of Pioneer's predecessor, Parker & Parsley Petroleum Company, in May 1991 and continued his service on the board of Pioneer upon its formation in 1997. During his tenure, Pioneer has grown from a West Texas-focused independent to a more diversified company with operations across the United States and in Canada and Africa.

"Pioneer has been very fortunate to have Jerry serve on our board for the last 15 years," stated Scott Sheffield, Pioneer's Chairman and CEO. "He has been a highly effective director, and we will miss his strong leadership and wise counsel. We extend our gratitude and best wishes to Jerry and his wife, Billye, in his retirement."

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, Canada and Africa. For more information, visit Pioneer's website at www.pxd.com.


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